UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

BOSTON PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13087	04-2473675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

3.625% Exchangeable Senior Notes

On August 19, 2008, Boston Properties, Inc.’s operating partnership, Boston Properties Limited Partnership (the “Company”), entered into a supplemental indenture (“Supplemental Indenture No. 7”) with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (the “Trustee”) relating to the Company’s 3.625% Exchangeable Senior Notes due 2014 (the “Notes”). On August 19, 2008, the Company issued and sold $747.5 million in aggregate principal amount of the Notes to the initial purchasers pursuant to the Indenture, dated as of December 13, 2002, between the Company and the Trustee, as supplemented by Supplemental Indenture No. 7, including $97.5 million in aggregate principal amount of the Notes that were issued and sold to the initial purchasers in connection with the exercise of the option granted to the initial purchasers to purchase additional Notes to cover over-allotments. The Notes were sold pursuant to a purchase agreement that was entered into on August 14, 2008 by and among the Company, Boston Properties, Inc. and the initial purchasers.

The aggregate net proceeds to the Company from this offering, after deducting the initial purchasers’ discounts and offering expenses, are estimated to be approximately $731.6 million. The Company also entered into a Capped Call Transaction, as described below, with affiliates of certain of the initial purchasers of the Notes, and used approximately $44.4 million of the proceeds from the offering of the Notes to pay the cost of the Capped Call Transaction. The Company intends to use the remainder of the net proceeds from the sale of the Notes for the repayment of debt, real estate development opportunities, real estate asset acquisitions and other future real estate investment opportunities. Pending the uses described above, the Company intends to invest the remainder of the net proceeds in short-term, interest-bearing, investment-grade securities.

The Notes mature on February 15, 2014 and bear interest at a rate of 3.625% per annum on the principal amount of the Notes, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. At any time prior to maturity, the Company may redeem the Notes to preserve Boston Properties, Inc.’s status as a real estate investment trust. The Notes are not otherwise redeemable at the election of the Company.

On and after January 1, 2014, the Notes will be exchangeable at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date at the option of the holders into cash up to their principal amount and, at the Company’s option, cash or shares of Boston Properties, Inc.’s common stock (“Common Stock”) for the remainder, if any, of the exchange value in excess of such principal amount at the applicable exchange rate, which initially equals 8.5051 shares of Common Stock per $1,000 principal amount of the Notes (equivalent to an exchange price of approximately $117.58 per share of Common Stock) and is subject to adjustment in certain circumstances. The initial exchange price of approximately $117.58 per share of Common Stock represents an approximately 20% premium to the closing price of the Common Stock on the New York Stock Exchange on August 13, 2008 of $97.98 per share. Prior to the close of business on the scheduled trading day immediately preceding January 1, 2014, holders of the Notes may only exchange their Notes at their option under the following circumstances: (1) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the exchange rate on each such day; (2) during any fiscal quarter beginning after the fiscal quarter ending September 30, 2008 if the last reported sale price of the Common Stock for each of at least 20 trading days in the 30 consecutive trading days ending on, and including, the last day of the preceding fiscal quarter is more than 130% of the applicable exchange price for the notes on the last day of such preceding fiscal quarter; (3) if the Company has called such Notes for redemption to preserve Boston Properties, Inc.’s status as a real estate investment trust and the redemption has not yet occurred; (4) in connection with specified corporate transactions, including a fundamental change; or (5) if the Common Stock is delisted. The Notes may be accelerated upon an event of default as described in Supplemental Indenture No. 7.

If Boston Properties, Inc. undergoes a fundamental change, holders of the Notes will have the option to require the Company to purchase all or any portion of the Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The Company will pay cash for all Notes so repurchased. The holders of the Notes will have the right to exchange their Notes at their option in connection with a fundamental change, and, if a fundamental change occurs, the exchange rate may be increased by up to 1.7011 shares of Common Stock per $1,000 principal amount of the Notes, subject to adjustment in certain circumstances, for a holder who elects to exchange its Notes in connection with the fundamental change. The number of additional shares by which the exchange rate will be increased will be determined by reference to a table included in Supplemental Indenture No. 7, based on the date on which the fundamental change occurs or becomes effective and the price paid per share of Common Stock in the transaction or event that constitutes such fundamental change. A “fundamental change” will be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock (or American Depositary Shares representing shares of common stock) that is either (1) listed on, or immediately after consummation of such transaction or event will be listed on, a United States national securities exchange; or (2) approved, or immediately after the transaction or event will be approved, for listing or quotation on any United States system of automated dissemination of quotations of securities prices similar to a United States national securities exchange.

The Notes are senior unsecured obligations of the Company and rank equally in right of payment to all existing and future senior unsecured indebtedness and senior in right of payment to any future subordinated indebtedness of the Company. The Notes effectively rank junior in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Notes are structurally subordinated to all liabilities of the subsidiaries of the Company.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The initial purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers.

In connection with the closing, Boston Properties, Inc. and the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers. Under the Registration Rights Agreement, Boston Properties, Inc. has agreed, for the benefit of the holders of the Notes, to register the resale of the Common Stock, if any, issued upon exchange of the Notes on a shelf registration statement filed with the Securities and Exchange Commission. The Company may be required to pay liquidated damages of up to 0.50% per annum of additional interest to the holders of the Notes if Boston Properties, Inc. fails to meet certain deadlines or take certain actions relating to the registration of the Common Stock issuable upon exchange of the Notes. Neither Boston Properties, Inc. nor the Company will be required to pay liquidated damages with respect to any Note after it has been exchanged. Additionally, pursuant to Supplemental Indenture No. 7, to the extent that any shares of Common Stock issued upon exchange of the Notes are not covered by a resale registration statement that is effective on the date of the exchange and certain other conditions have been met, the Company must deliver 0.03 additional shares of Common Stock upon exchange of the Notes for each of such shares.

Copies of Supplemental Indenture No. 7, the form of the Notes and the Registration Rights Agreement are filed herewith as Exhibits 4.1, 4.2 and 4.3, respectively.

The description of the Notes, Supplemental Indenture No. 7 and the Registration Rights Agreement in this report is a summary and is qualified in its entirety by reference to Exhibits 4.1, 4.2 and 4.3.

In connection with the sale of the Notes, the Company and Boston Properties, Inc. also entered into capped call transactions (together, the “Capped Call Transaction”) with affiliates of certain of the initial purchasers (the “Option Counterparties”). Pursuant to the Capped Call Transaction, the Company will have the right to cause the Option Counterparties to deliver shares of Common Stock to the Company upon exchange of the Notes if the value per share of the Common Stock, as measured under the terms of the Capped Call Transaction, at the time of settlement exceeds an initial strike price of approximately $117.58 per share, subject to certain adjustments similar to those contained in the Notes. The Capped Call Transaction is intended to reduce the potential dilution upon future exchange of the Notes in the event that the market value per share of the Common Stock, as measured under the terms of the Capped Call Transaction, at the time of settlement is greater than the strike price of the Capped Call Transaction. If the market value per share of the Common Stock, as measured under the terms of the Capped Call Transaction, at the time of settlement exceeds the cap price of the Capped Call Transaction (which is initially equal to approximately $137.17 per share), the dilution mitigation will be limited and there would be dilution to the extent that the market value per share of the Common Stock exceeds the cap price. The Capped Call Transaction is expected to have the effect of increasing the effective exchange price to the Company of the Notes to the cap price of the Capped Call Transaction, which represents an initial effective premium of approximately 40% over the closing price of the Common Stock on the New York Stock Exchange on August 13, 2008 of $97.98 per share. The Capped Call Transaction comprises separate contracts entered into by the Company and Boston Properties, Inc. with the Option Counterparties and is not part of the terms of the Notes and will not affect the holders’ rights under the Notes. The net cost of the Capped Call Transaction was approximately $44.4 million.

In connection with the Capped Call Transaction, the Option Counterparties have advised the Company and Boston Properties, Inc. that they or their affiliates entered into simultaneously with the pricing of the Notes, and have entered and may continue to enter into various derivative transactions with respect to the Common Stock. In addition, following pricing of the Notes, the Option Counterparties or their affiliates may enter into or unwind various derivatives and/or continue to purchase or sell Common Stock in secondary market transactions, including during any observation period relating to any exchange of the Notes.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Supplemental Indenture No. 7, dated as of August 19, 2008, between the Company and the Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on August 20, 2008).

4.2	Form of 3.625% exchangeable senior notes due 2014 (attached as Exhibit A to Supplemental Indenture No. 7 filed as Exhibit 4.1 hereto) (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on August 20, 2008).

4.3	Registration Rights Agreement, dated as of August 19, 2008, among the Company, Boston Properties, Inc., JP Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as the representatives of the initial purchasers of the Notes (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on August 20, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: August 20, 2008	By:	/s/ Michael E. LaBelle

Name:	Michael E. LaBelle
Title:	Senior Vice President, Chief Financial Officer & Treasurer

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